                                                                    EXHIBIT 2.1

                            STOCK EXCHANGE AGREEMENT
     STOCK EXCHANGE AGREEMENT, made as of this 17th day of July, 1995, by and among Business Data Group, Inc., a Delaware corporation with offices at 151 East Main Street, Ramsey, New Jersey 07446 ("Buyer"), Roadrunner Video Enterprises, Inc., a corporation organized under the laws of Kentucky (the "Company") having principal offices at 819 South Floyd Street, Louisville, Kentucky 40203; and the corporation and individuals identified as "Sellers" in Exhibit A hereto (each, individually, a "Seller" and collectively, the "Sellers").
     WHEREAS, the Sellers collectively own 100% of the issued and outstanding capital stock of the Company;
     WHEREAS, the Company is engaged in the video sale and rental business, operating fifty-three (53) video specialty stores in six states;
     WHEREAS, each Seller has agreed to sell and transfer to Buyer, and Buyer has agreed to acquire from each Seller, in exchange for an aggregate of nine million two hundred thousand (9,200,000) shares of common stock, par value $.01 per share, of Buyer, all of the shares of capital stock of the Company owned by each Seller, in each case on the terms and subject to the conditions set forth below; and
     WHEREAS, Buyer and the Sellers, being all of the stockholders of the Company intend to effect the acquisition referred to in the preceding paragraph (the "Acquisition") pursuant to Section 368(a)(1)(B) of the Internal Revenue Code of 1986;
     NOW, THEREFORE, in consideration of the premises and the respective representations, warranties and covenants contained herein, the parties hereto hereby agree as follows:

1. Definitions. The following defined terms used herein shall have the meanings set forth opposite such terms.


Defined Term                Definition
- ------------                ----------
Affiliate                   an entity Controlling, Controlled by, or under
                            common Control with, a party.

Buyer                       Business Data Group, Inc., a Delaware corporation.

BDG Common Stock            the common stock, par value $.01 per share, of
                            Buyer.

BDG Shares                  the nine million two hundred thousand (9,200,000)
                            shares of BDG Common Stock which are to be issued
                            to the Sellers in exchange for the transfer to
                            Buyer of the Shares.

Benefit Plan                any employee benefit plan within the meaning of
                            Section 3(3) of ERISA.

Business the business of the Company relating to the operation of fifty three (53) specialty video stores in six (6) states.

Closing                     the closing of the transactions provided for in
                            Section 3.1 hereof.

Closing Date                the Closing Date referred to in Section 3.1 hereof.

Commission                  the Securities and Exchange Commission.

Control (and with           the possession, directly or indirectly, of power
correlative meaning,        either to (i) vote 10% or more of the Voting
Controls, Controlled or     Securities of the Company or Buyer, as the case may
Controlling)                be, or (ii) direct or cause the direction of the
                            management and policies of the Company or Buyer, as
                            the case may be, whether by contract or otherwise;
                            and, as to a natural Person, such Person's spouse,
                            parents, siblings and lineal descendants.

Environmental Actions       any complaint, summons, citation, notice,
                            directive, order, claim, litigation, investigation,
                            judicial or administrative proceeding, judgment,
                            letter or other written communication from any
                            governmental agency, department, bureau, office or
                            other authority, or any third party involving
                            violations of Environmental Laws or Releases of
                            Hazardous Materials (i) from any assets, properties
                            or businesses of the Company or Buyer, as the case
                            may be, or any predecessor in interest; (ii) from
                            or onto any adjoining properties or businesses; or
                            (iii) from or onto any facilities which received
                            Hazardous Materials generated by the Company or
                            Buyer, as the case may be, or any predecessor in
                            interest.

Environmental Laws          the Comprehensive Environmental Response,
                            Compensation, and Liability Act (42 U.S.C. Section
                            9601, et seq.), the Hazardous Materials
                            Transportation Act (49 U.S.C. Section  1801, et
                            seq.), the Resource Conservation and Recovery Act
                            (42 U.S.C. Section  6901, et seq.), the Federal
                            Water Pollution Control Act (33 U.S.C. Section
                            1251 et seq.), the Clean Air Act (42 U.S.C. Section
                            7401 et seq.), the Toxic Substances Control Act
                            (15 U.S.C. Section  2601 et seq.) and the
                            Occupational Safety and Health Act (29 U.S.C.
                            Section  651 et seq.), as such laws may be amended
                            or supplemented from time to time, and any other
                            present or future federal, state, local or foreign
                            statute, ordinance, rule, regulation, order,
                            judgment, decree, permit, license or other binding
                            determination of any Governmental Authority
                            imposing liability or establishing standards of
                            conduct for protection of the environment.

ERISA                       the Employee Retirement Income Security Act of
                            1974, as amended from time to time, and, unless the context otherwise requires, the rules and regulations promulgated thereunder from time to time.

Exchange Act                the Securities Exchange Act of 1934, as amended.

Financial Statements        the financial statements referred to in Section 5.5.

Hazardous Materials         include (i) any element, compound, or chemical that
                            is defined, listed or otherwise classified as a
                            contaminant, pollutant, toxic pollutant, toxic or
                            hazardous substance, extremely hazardous substance
                            or chemical, hazardous waste, special waste, or
                            solid waste under Environmental Laws; (ii)
                            petroleum and its refined products; (iii)
                            polychlorinated biphenyls; (iv) any substance
                            exhibiting a hazardous waste characteristic
                            including but not limited to corrosivity,
                            ignitability, toxicity or reactivity as well as any
                            radioactive or explosive materials; and (v) any raw
                            materials, building components, including but not
                            limited to asbestos-containing materials and
                            manufactured products containing Hazardous
                            Materials.

Indemnitee                  a party seeking indemnification hereunder.

Indemnitor                  a party obligated to indemnify another hereunder.

Internal Revenue Code       the Internal Revenue Code of 1986, as amended.

Lien any mortgage, deed of trust, pledge lien, security interest, charge or other encumbrance or security arrangement of any nature whatsoever, including but not limited to any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security.

Multiemployer Pension Plan  a plan as defined in Section 3(37) of ERISA.

Pension Plan                an employee pension benefit plan within the meaning
                            of Section 3(2) of ERISA.

Person an individual, partnership, association, corporation, limited liability company, joint stock or other company, entity, trust or unincorporated organization, or a government or agency or political subdivision thereof.

Release any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, seeping, migrating, dumping, or disposing of any Hazardous Material (including the abandonment or discarding of barrels, containers, and other closed receptacles containing any Hazardous Material) into the indoor or outdoor environment, including ambient air, soil, surface or ground water.

                                      4

Securities Act              the Securities Act of 1933, as amended.

Security shall have the same meaning as in Section 2(1) of the Securities Act.

Sellers collectively, the individuals and the corporation listed on Exhibit A hereto.

Shares collectively, all of the issued and outstanding shares of capital stock of the Company to be transferred by the Sellers to Buyer pursuant to
                            Section 2.1 hereof.

Voting Securities           (i) Securities of any class or classes of a
                            corporation the holders of which are ordinarily, in
                            the absence of contingencies, entitled to elect a
                            majority of the corporate directors (or Persons
                            performing similar functions), (ii) other ownership
                            interests having ordinary voting power with respect
                            to a Person, or (iii) Securities or other interests
                            convertible into, or exercisable or exchangeable
                            for, Securities or other ownership interests of the
                            type described in clause (i) or (ii) above.


        2.     Transfer of Shares in Exchange for BDG Common Stock.
                2.1 Transfer of Shares. At the Closing, each Seller shall transfer to Buyer, and Buyer shall acquire from each Seller, the number of Shares set forth opposite such Seller's name on Exhibit A annexed hereto.
                2.2     Exchange for BDG Common Stock.
                        (a) As consideration for the Shares to be transferred to Buyer pursuant to this Agreement, Buyer shall transfer to each Seller, the number of shares of BDG Common Stock set forth opposite such Seller's name on Schedule 2.2 annexed hereto, which when aggregated together constitute nine million, two hundred thousand (9,200,000) shares of BDG Common Stock (collectively referred to herein as the "BDG Shares").

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                        (b)     The BDG Shares shall not be registered under
the Securities Act and shall be subject to the provisions of Rule 144 of the Securities Act. The BDG Shares shall bear the following legend:

                        No sale, offer to sell or transfer of the securities represented by this certificate shall be made unless a Registration Statement under the Federal Securities Act of 1933, as amended, with respect to such securities is then in effect or an exemption from the registration requirement of such Act is then applicable to such securities.

     3.         Closing.
                3.1 Closing Date. The Closing shall take place at the offices of Hirn Doheny Reed & Harper at 2000 Meidinger Tower, Louisville, Kentucky 40202 (or at such other place as the parties may agree upon in writing), on July 17, 1995 at 1:00 p.m. or on such other date (the "Closing Date") to be agreed upon between Sellers and Buyer which date shall not be later than the later of (i) the date of the execution of this Agreement by all of the parties hereto, and
(ii) the date of the satisfaction, or waiver, of the conditions specified in Sections 8.1 and 8.2 hereof. At the Closing, the parties shall deliver the documents identified in Section 9 hereof.
     4. Representations and Warranties by the Sellers. Each of the Sellers, severally, but not jointly, represents and warrants to Buyer as follows:
                4.1 The Seller's Organization and Authority. Such Seller, if a corporation, is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated or organized and has the full corporate power and authority to enter into and to perform this Agreement. Such Seller, if a natural person, has the individual power and capacity to enter into and to perform this Agreement.

                4.2 Authorization of Agreement. The execution, delivery and performance of this Agreement by such Seller, if a corporation, has been duly authorized by all necessary corporate action of such Seller, and this Agreement constitutes the valid and binding obligation of such Seller, enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
                4.3 Consents of Third Parties. The execution, delivery and performance of this Agreement by such Seller, will not (i) if such Seller is a corporation, conflict with the certificate of incorporation, by-laws or other charter documents of such Seller; (ii) conflict with, or result in the breach or termination of, or constitute a default under, any contract, commitment, agreement, lease, license or other instrument, or any order, judgment or decree, to which such Seller is a party or by which such Seller is bound; or (iii) constitute a violation by such Seller of any law, rule or regulation applicable to such Seller, the enforcement of which would have a material adverse effect on such Seller's ability to consummate the transactions contemplated hereby. No consent, approval or authorization of, or designation, declaration or filing with, any governmental authority or other party is required on the part of such Seller in connection with the execution, delivery and performance of this Agreement by such Seller.
                4.4 Title to Shares. Such Seller has, and at the Closing will have, valid title to the Shares to be transferred to Buyer by such Seller, free and clear of any Lien. There are no existing agreements, subscriptions, options, warrants, calls, commitments or other rights of any kind whatsoever to purchase or otherwise acquire from such Seller at any time any Shares or other securities of the Company.
                4.5 Such Seller has no actual knowledge that there is any reason why the Acquisition would not be treated as tax-free exchange of stock under section 368(a)(1)(B) of the Internal Revenue Code; and
                4.6 Investment. The acquisition of the BDG Shares by such Seller is being made for investment by such Seller and not with a view toward resale or distribution thereof.
     5. Representations and Warranties of the Company. The Company represents and warrants to Buyer as follows:
                5.1 The Company's Organization and Authority. The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the full corporate power and authority to enter into and to perform this Agreement and to carry on the Business. The Company is duly qualified as a foreign corporation in the states listed in Schedule 5.1 annexed hereto and is in good standing in all jurisdictions where such qualification is necessary, except where the failure to be so qualified would not have, and will not in the future have, a material adverse effect on the Business.
                5.2 Authorization of Agreement. The execution, delivery and performance of this Agreement by the Company has been duly authorized by all necessary corporate action of the Company, and this Agreement constitutes the valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights in general and

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subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
                5.3 Consents of Third Parties. Subject to receipt of the consents and approvals referred to in Schedule 5.3 annexed hereto, the execution, delivery and performance of this Agreement by the Company will not
(i) conflict with the articles of incorporation, or by-laws or other charter documents of the Company; (ii) conflict with, or result in the breach or termination of, or constitute a default under, any contract, commitment, agreement, lease, license or other instrument, or any order, judgment or decree, to which the Company is a party or by which the Company is bound, except for any conflicts, breaches, terminations or defaults which would not have a material adverse effect on the Business or on the Company's ability to consummate the transactions contemplated hereby; (iii) constitute a violation by the Company of any law, rule or regulation applicable to the Company, the enforcement of which would have a material adverse effect on the Business, or on the Company's ability to consummate the transactions contemplated hereby; or (iv) result in the creation of any Lien upon any of the properties or assets owned by the Company other than Liens that do not have a materially adverse effect on the Business. Except as set forth on Schedule 5.3 annexed hereto, no consent, approval or authorization of, or designation, declaration or filing with, any governmental authority or other party is required on the part of the Company in connection with the execution, delivery and performance of this Agreement by the Company.
                5.4 Title to Assets. Except as set forth on Schedule 5.4 annexed hereto, the Company has valid title to all its assets, free and clear of any Lien, except for liens, if any, for

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current taxes not yet due and payable and Liens that do not have a materially adverse effect on the Business.
                5.5 Financial Statements. The Company has delivered to Buyer (receipt of which are hereby acknowledged by Buyer) the Financial Statements listed on Schedule 5.5 annexed hereto. The Financial Statements have been prepared from books and records maintained by the Company and were prepared in accordance with generally accepted accounting principles as applied in the United States and applied on a basis consistent with that of prior periods, are certified by Arthur Andersen & Co. LLP, independent certified public accountant and fairly present the financial condition and the results of operations of the Company as of the dates thereof and for the periods presented.
                5.6 Absence of Certain Changes in Financial Condition. Except as set forth on Schedule 5.6 annexed hereto and except for any events or conditions which would not have a material adverse effect on the Business, since December 31, 1994 the Company has not:
                        (a) experienced any change in its financial condition, operating assets, liabilities, revenues, expenses or business prospects which would have a material adverse effect on the Business or change in any accounting method, policy or practice;
                        (b)     incurred any obligation or liability
(contingent or otherwise), except normal trade or business obligations incurred in the ordinary course of business;
                        (c) become subject to an encumbrance or modified or extended any existing encumbrance on the Business or its material assets, other than in the ordinary course of business;

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                        (d)     sold, committed to or agreed to sell, lease,
hypothecate or otherwise dispose of the Business or the material assets thereof, other than in the ordinary course of business;
                        (e) waived or released any rights of substantial value including cancellation of any substantial debt owed to, or accounts receivable of, the Company, other than in the ordinary course of business;
                        (f) entered into any agreements with any Affiliate, including any officer, director, shareholder, partner, employee, agent or consultant of such Affiliate, nor granted or agreed to grant any increase or in the compensation, rate or commission of any officer or director or caused any change in any existing, or the adoption of any new bonus, profit sharing, pension, stock option, retirement or similar plan, agreement or arrangement, or any accrual, arrangement for, or payment of, any bonus, severance or termination pay to any officer, director or Affiliate other than any increases, changes, accruals, arrangements or payments as are scheduled as of the date hereof or as are contemplated by existing agreements, plans or arrangements;
                        (g)     permitted or suffered any amendment,
cancellation or termination of any contract, agreement, lease, license or commitment to which the Company is a party, the cancellation of which would have a material adverse effect on the Business;
                        (h)     permitted or suffered any amendment,
cancellation or termination of any regulatory license to which the Company is a party;
                        (i) suffered any casualty loss or damage involving the properties or assets of the Business, whether or not the same shall have been covered by insurance;

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                        (j)     failed to pay when due any lease obligation or
obligation for borrowed money, or default in respect of any other material contractual obligation to which the Company is subject;
                        (k) borrowed or entered into any arrangement relating to the borrowing of funds from any person or guarantee the payment or performance with respect to any such arrangement, other than in the ordinary course of business;
                        (l) loaned or advanced any funds to its officers, directors, stockholders or Affiliates;
                        (m) incurred or committed to make any capital expenditure, except in the ordinary course of business;
                        (n)     amended or restated any of the Financial
Statements;
                        (o) transferred any amounts in payment of the intercompany accounts of the Company or its Affiliates, if any, other than such transfers as have customarily been made in the ordinary course of business; and
                        (p) permitted or suffered any other event or condition which would have a material adverse effect on the Business.
        5.7 Contracts, etc. Schedule 5.7 annexed hereto contains a list of: (a) all contracts, commitments and agreements for the purchase of any materials or supplies that involve an expenditure by the Company of more than $50,000; (b) all leases and other rental agreements (excluding leases of video stores operated by the Company) under which the Company is either lessor or lessee that involve annual payments or receipts of $10,000 or more; (c) all other contracts, commitments, agreements and leases to which the Company is a party or by which it is bound (excluding leases of video stores operated by the Company) that require payment by the Company of more than $50,000 and cannot be terminated by the Company on ninety days' or fewer notice without liability; (d) all license agreements with third parties to which the Company is a party; (e) all agreements to which the Company is a party which contain restrictive covenants with respect to the Company which materially restrict the operations of the Company; (f) all agreements with sales representatives; and (g) all orders, judgments or decrees to which the Company is a party or by which any of its properties or assets are subject.
        5.8 Absence of Defaults. Except as set forth on Schedule 5.8(a) annexed hereto, the Company is not in default under any contract, commitment, agreement, lease, license, order, judgment or decree to which the Company is a party or by which it is bound, which default would give the other party a right of termination or cancellation, except for contracts, commitments, agreements, leases, licenses, orders, judgments and decrees, the cancellation or termination of which would not have a material adverse effect on the Business. Except as set forth on Schedule 5.8(b) annexed hereto, to the best of the Sellers' knowledge, no other party is in default under any contract, commitment, agreement, lease, license, order, judgment or decree to which the Company is a party to by which it is bound, except for defaults which would not have a material adverse effect on the Business.
        5.9     Employee Matters.
                (a) Except as set forth in Schedules 5.7 or 5.9 annexed hereto, the Company is not a party to, does not contribute to, and is not otherwise obligated under (i) any collective bargaining or other labor agreement, or (ii) any Benefit Plan, any Pension Plan or any Multiemployer Pension Plan.

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

                (b) Schedule 5.9 identifies all employment agreements to which the Company is a party.
                (c) Except as set forth on Schedule 5.9(c) annexed hereto, (i) the Company is in compliance in all material respects with all applicable laws relating to the employment practices, terms and conditions of employment and wages and hours; (ii) there are no controversies (other than routine grievances) pending or, to the best of the Sellers' knowledge, threatened between the Company and any of its employees or labor unions or other collective bargaining units representing its employees; (iii) to the best of the Sellers' knowledge, no unfair labor practice complaints have been filed against the Company with the National Labor Relations Board or other appropriate authority, and the Company has not received any notice or communication reflecting an intention or a threat to file any such complaint; (iv) there is no labor strike, dispute, slow-down or stoppage pending against the Company; and (v) no representation petition respecting the Business is pending with the National Labor Relations Board or other appropriate authority.
        5.10 Litigation; Compliance with Laws.  Except as set forth on Schedule
5.10 annexed hereto, there is no litigation, proceeding or governmental investigation pending or, to the best of the Sellers' knowledge, threatened, or any order, injunction or decree outstanding, against or relating to the Company that, if adversely determined, would have a material adverse effect upon the Business. The Company is not in violation of any applicable law, rule or regulation, ordinance, or any other requirement of any governmental body or court, which violation would have a material adverse effect upon the Business, and no notice has been received by the Company alleging any such violation.

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


        5.11 Trademarks. The Company does not own or possess the right to use any registered trademarks, service marks or trade names and no such trademarks, service marks or trade names are necessary to the conduct of the Business as now conducted by the Company. To the best of the Sellers' knowledge, the Company is not, in connection with the Business, infringing in any material respect upon any trademark, service mark or trade name of any third party and no proceedings have been instituted or are pending or threatened, and no claim has been received by the Company, alleging any such violation.
        5.12 Tax Matters.
                (a) All tax returns required to be filed by the Company on or before the Closing Date have been or shall be filed and all taxes indicated as due when payable on such returns have been or shall be paid or accrued within the prescribed period or any extension thereof.
                (b) The Company has filed or will file all required tax returns and reports, including, without limitation, income tax, estimated tax, excise tax, sales tax, gross receipts tax, franchise tax, employment and payroll-related tax, property tax and import tax returns and reports, whether or not measured in whole or in part by net income, due (including extensions) prior to the Closing Date. The Company has paid, and with respect to the current tax year will pay or will reserve for, all taxes shown to be due on account of its activities on such returns and reports or due or to become due pursuant to any written assessment, deficiency notice, 30-day letter or similar written notice actually received by it prior to the date hereof, including interest and penalties with respect thereto. There are no tax liens upon any property of the Company except for liens for current taxes not yet due. All amounts required to be
                                      15


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withheld by the Company from employees for income taxes, social security and other payroll taxes have been collected and withheld, and either paid to the respective governmental agencies, set aside in accounts for such purpose, or accrued, reserved against and entered upon the books and records of the Company.
                (c) The Company is not a party to any pending action by any governmental authority for assessment or collection of taxes, or party to any dispute or threatened dispute in which action or dispute an adverse determination would have a material adverse effect on the Business and no such claim for assessment or collection of taxes has been made upon the Company.
        5.13 Capitalization. The total capitalization of the Company is as set forth on Schedule 5.13 annexed hereto. The Shares constitute all of the issued and outstanding capital stock of the Company. The Company has no subsidiaries other than H and H Video Enterprises, Inc. The Shares have been duly and validly authorized and issued, and are fully paid and nonassessable, with no liability attaching to the ownership thereof. Except as set forth on Schedule
5.3 annexed hereto, there are no existing agreements, subscriptions, options, warrants, calls, commitments or other rights of any kind whatsoever to purchase or otherwise acquire from the Company at any time any shares of capital stock or other securities of the Company, nor are there any outstanding securities of the Company which are convertible into, or exchangeable for, any shares of the capital stock of the Company. The Company has heretofore delivered to Buyer (receipt of which is hereby acknowledged by Buyer) true and complete copies of its articles of incorporation (and all amendments thereto) and by-laws, in each case in effect at the date hereof.

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        5.14 Real Property.
                (a) Set forth on Schedule 5.14(a) annexed hereto, is a true and complete description of all real property owned by the Company.
                (b) Set forth on Schedule 5.14(b) annexed hereto, is a true and complete list of all leases of real property to which the Company is a party as the lessee other than leases related to video stores operated by the Company.
        5.15 Insurance. The Company maintains insurance coverage on its properties and assets, and with respect to its employees and operations, covering risks which are customarily insured against by businesses similar to the Business. Except as set forth on Schedule 5.15, no notice of, cancellation or nonrenewal with respect to, or disallowance of any claim under, any such policy, binder or performance bond has been received by the Company which would have a material adverse effect on the Company.
        5.16 Permits, Licenses, Franchises, etc. The Company possesses all franchises, ordinances, licenses, authorizations and permits required to permit it to operate the Business, other than those, the failure of which to not possess does not have a material adverse effect on the Business.
        5.17 Brokers. Neither the Sellers nor the Company has employed or utilized the services of any broker or finder in connection with this Agreement or the transactions contemplated hereby. The Company shall indemnify and hold harmless Buyer from any claims to the contrary.
        5.18 Holding Company and Investment Company Acts.  The Company is not
(i) a "holding company" or a "subsidiary company" of a "holding company" or an "affiliate" of a "holding company", as such terms are defined in the Public Utility Holding Company Act of 1935, as amended, or (ii) an "investment company" or an "affiliated person" or "promoter" of, or "principal underwriter" of or for, an "investment company," as such terms are defined in the Investment Company Act of 1940, as amended.
        5.19 Full Disclosure. Neither this Agreement nor Schedule nor Exhibit thereto contains any material misstatement of fact or omits to state a material fact or any fact necessary to make the statements contained herein or therein not misleading in any material respect. There is no fact reasonably likely to result in a material adverse effect to the Business which has not been set forth in this Agreement or a Schedule hereto.
        5.20 Environmental Matters. (i) The operations of the Company are in compliance with Environmental Laws, except where non-compliance would not, reasonably be likely to result in a material adverse effect upon the Business or the Company; (ii) there have been no Releases at any of the properties owned, leased or operated by the Company, or to the knowledge of the Company, at any disposal or treatment facility which received Hazardous Materials generated by the Company, except where such Releases would not reasonably be likely to result in a material adverse effect upon the Business or the Company;
(iii) no Environmental Actions have been asserted against the Company nor does the Company have knowledge or notice of any threatened or pending Environmental Actions against the Company which would reasonably be likely to result in a material adverse effect upon the Business or the Company; and (iv) to the knowledge of the Company, no Environmental Actions have been asserted against any facilities that may have received Hazardous Materials generated by the Company which would reasonably be likely to result in a material adverse effect upon the Business or the Company.
     As used in Sections 4 and 5 hereof, the term "to the best of the Sellers' knowledge" shall mean the actual acknowledge of Terry W. Schneider.
6. Representations and Warranties by Buyer. Buyer represents and warrants to each of the Sellers as follows:
        6.1 Organization and Authority. Buyer is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Buyer has the full corporate power and authority to enter into and to perform this Agreement. Buyer is duly qualified as a foreign corporation and is in good standing in all jurisdictions where such qualification is necessary, except where the failure to be so qualified would not have a material adverse effect on the business of Buyer. Buyer is not presently an operating company and has conducted no operating business since July 1992.
     6.2 Authorization of Agreement. The execution, delivery and performance of this Agreement by Buyer have been duly authorized by all necessary corporate action of Buyer, and this Agreement constitutes the valid and binding obligation of Buyer, enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
     6.3 Consents of Third Parties. The execution, delivery and performance of this Agreement by Buyer, and the ownership and operation of the Business by Buyer, will not

(i) conflict with the certificate of incorporation (or other charter documents) or by-laws of Buyer; (ii) conflict with, or result in the breach or termination of, or constitute a default under, any contract, commitment, lease, license or other instrument, or any order, judgment or decree, to which Buyer is a party or by which Buyer is bound, or on Buyer's ability to own and operate the Business; or (iii) constitute a violation by Buyer of any law, rule or regulation applicable to Buyer, the enforcement of which would have a material adverse effect upon Buyer or Buyer's ability to consummate the transactions contemplated hereby or thereby, or upon the Company's ability to own and operate the Business after the Closing. No consent, approval or authorization of or designation, declaration or filing with, any governmental authority or other party is required on the part of Buyer in connection with the execution, delivery and performance of this Agreement other than the filing with the Secretary of the State of Delaware referred to in Section 7.4 hereof.
     6.4 BDG Shares. The BOG Shares to be issued to the Sellers pursuant to this Agreement have been duly and validly authorized, and when issued to the Sellers in accordance with the terms hereof, shall be fully paid and nonassessable, with no liability attaching to the ownership thereof, free from any Liens. The certificates representing the BDG Shares shall contain the legend specified in Section 2.2(b).
     6.5 Title to Assets. Buyer has valid title to all its assets, free and clear of any Lien except for liens, if any, for current taxes not yet due and payable and Liens that do not have a material adverse effect on Buyer.
     6.6 Absence of Certain Changes. Except as disclosed in filings made by Buyer pursuant to the Exchange Act and since July 31, 1992, Buyer has not:

        (a) experienced any change in its financial condition, liabilities, revenues, expenses or business prospects or change in any accounting method, policy or practice;
        (b) incurred any obligation or liability (contingent or otherwise);
        (c) become subject to an encumbrance;
        (d) waived or released any rights of substantial value including cancellation of any substantial debt owed to, or accounts receivable of, Buyer;
        (e) entered into any agreements with any Person, nor granted or agreed to grant any form of compensation to any Person;
        (f) permitted or suffered any amendment, cancellation or termination of any contract, agreement or commitment to which Buyer is a party;
        (g) suffered any material casualty loss or damage involving Buyer or any of its assets, whether or not the same shall have been covered by insurance;
        (h) borrowed or entered into any arrangement relating to the borrowing of funds from any Person or guarantee the payment or performance with respect to any such arrangement;
        (i) loaned or advanced any funds to any Person;
        (j) incurred or committed to make any capital expenditure;
        (k) amended or restated any of the financial statements of Buyer; and
        (l) permitted or suffered any other event or condition which would have a material adverse effect on Buyer.

     6.7 Contracts; Absence of Defaults. There are no contracts, commitments, agreements and leases to which Buyer is a party or by which it is bound.
     6.8   Employee Matters.  Buyer does not have any employees.
     6.9 Litigation; Compliance with Laws. There is no litigation, proceeding or governmental investigation pending or, to the best knowledge of Buyer, threatened, or any order, injunction or decree outstanding, against or relating to the business of Buyer. Buyer is not in violation of any applicable law, rule or regulation, ordinance, or any other requirement of any governmental body or court, which violation would have a material adverse effect upon Buyer and no notice has been received by Buyer alleging any such violation.
     6.10 Trademarks. Buyer does not own or possess any trademarks, service marks or trade names. To the best knowledge of Buyer, Buyer is not infringing in any material respect upon any trademark, service mark or trade name of any third party and no proceedings have been instituted or are pending or threatened, and no claim has been received by Buyer, alleging any such violation.
     6.11   Tax Matters.
            (a) All tax returns required to be filed by Buyer on or before the Closing Date, in respect of Buyer have been or shall be filed and all taxes indicated as due when payable on such returns have been or shall be paid or accrued within the prescribed period or any extension thereof.
            (b) Buyer has filed or will file all required Federal, state, county,local, foreign and other tax returns and reports, including, without limitation, income tax, estimated tax, excise tax, sales tax, gross receipts tax, franchise tax, employment and payroll-related tax, property tax and import tax returns and reports, whether or not measured in whole or in part by net income, due (including extensions) prior to the Closing Date. Buyer has paid, and with respect to the current tax year will pay or will reserve for, all taxes shown to be due on account of its activities on such returns and reports or due or to become due pursuant to any written assessment, deficiency notice, 30-day letter or similar written notice actually received by Buyer prior to the date hereof, including interest and penalties with respect thereto. There are no tax liens upon any property of Buyer, except for liens for current taxes not yet due. All amounts required to be withheld by Buyer from employees for income taxes, social security and other payroll taxes have been collected and withheld, and either paid to the respective governmental agencies, set aside in accounts for such purpose, or accrued, reserved against and entered upon the books and records of the employer.
        (c) Buyer, is not a party to any pending action by any governmental authority for assessment or collection of taxes, or party to any dispute or threatened dispute in which action or dispute an adverse determination would have a material adverse effect on the Buyer, and no such claim for assessment or collection of taxes has been made upon Buyer.
     6.12 Franchises, etc. Buyer does not possess any local, municipal, county, state or federal franchises, ordinances, licenses, authorizations or permits and none of such are required to permit it to operate its business as presently operated, other than those, the failure of which to not possess does not have a material adverse effect on Buyer.
     6.13 Capitalization. The total capitalization of Buyer is set forth in Buyer's March 31, 1995 Report on Form 10-Q (the "1995 Form 10-Q"). Buyer does not have any subsidiaries. The issued and outstanding shares of the capital stock of Buyer have been duly and validly authorized and issued, and are fully paid and nonassessable. Except as set forth in the 1995 Form 10-Q annexed hereto, there are no existing agreements, subscriptions, options, warrants, calls, commitments or other rights of any kind whatsoever to purchase or otherwise acquire from Buyer at any time any shares of capital stock or other securities of Buyer nor are there any outstanding securities of Buyer which are convertible into, or exchangeable for, shares or other securities of Buyer. Buyer has heretofore delivered to the Sellers true and complete copies of all charter documents and by-laws of Buyer in effect at the date hereof (receipt of which is hereby acknowledged by Sellers).
     6.14 Insurance. Buyer does not maintain insurance coverage on its assets, nor with respect to its employees or operations.
     6.15 Securities Laws Filings. Buyer completed a public offering of shares of BDG Common Stock in 1983, pursuant to the provisions of the Securities Act. The issued and outstanding shares of BDG Common Stock (the "BDG Stock") are not registered under Section 12 of the Exchange Act and, accordingly, Buyer is not subject to the periodic reporting requirements of
Section 13 of the Exchange Act by virtue of being the issuer of a security registered under Section 12 of that Act nor to the proxy solicitation requirements set forth in Section 14 of the Exchange Act. The duty of Buyer to file periodic reports with the Commission required by Section 13 of the Exchange Act, pursuant to Section 15(d) of the Exchange Act has been suspended because at the beginning of Buyer's current fiscal year, the BDG Stock were held of record by fewer than three hundred persons. Buyer has, on a voluntary basis, generally filed periodic reports with the Commission.

     6.16 Brokers. Buyer has not employed or utilized the services of any broker or finder in connection with this Agreement or the transactions contemplated hereby. Buyer shall indemnify and hold each of the Sellers harmless from any claims to the contrary.
     6.17 Investment. The acquisition of the Shares by Buyer is being made for investment by Buyer and not with a view toward resale or distribution thereof.
     6.18 SEC Documents. Buyer has delivered to the Sellers its Annual Report on Form 10-K for the year ended December 31, 1994 and its Quarterly Report on Form 10-Q for the period ended March 31, 1995 (including exhibits and any amendments thereto) filed with the Securities and Exchange Commission (the "SEC") (collectively, the "Reports"). As of their respective dates, the Reports
(i) were prepared in all material respects in accordance with the applicable requirements of the Exchange Act, and the rules and regulations thereunder and
(ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each of the balance sheets of Buyer included in or incorporated by reference into the Reports (including the related notes and schedules) fairly presents the financial position of Buyer as of its date and each of the statements of income, retained earnings and cash flows of Buyer included in or incorporated by reference into the Reports (including any related notes and schedules) fairly presents the results of operations, retained earnings or cash flows, as the case may be, of Buyer for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments which would not be material in amount or effect), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein. Except as and to the extent set forth on the balance sheet of Buyer at March 30, 1995, including all notes thereto, or as set forth in the Reports, Buyer does not have any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise).
     6.19 Holding Company and Investment Company Acts. Buyer is not (i) a "holding company" or a "subsidiary company" of a "holding company" or an "affiliate" of a "holding company", as such terms are defined in the Public Utility Holding Company Act of 1935, as amended, or (ii) an "investment company" or an "affiliated person" or "promoter" of, or "principal underwriter" of or for, an "investment company", as such terms are defined in the Investment Company Act of 1940, as amended.
     6.20 Full Disclosure. Neither this Agreement nor Schedule nor Exhibit thereto contains any material misstatement of fact or omits to state a material fact or any fact necessary to make the statements contained herein or therein not misleading in any material respect. There is no fact reasonably likely to result in a material adverse effect to Buyer which has not been set forth in this Agreement or a Schedule hereto.
     6.21 Environmental Matters. (i) The operations of Buyer are and were in compliance with Environmental Laws; (ii) there have been no Releases at any of the properties owned, leased or operated by Buyer, or to the knowledge of Buyer, at any disposal or treatment facility which received Hazardous Materials generated by Buyer; (iii) no Environmental Actions have been asserted against Buyer nor does Buyer have knowledge or notice of any threatened or pending Environmental Actions against Buyer; and (iv) to the knowledge of Buyer, no Environmental Actions have been asserted against any facilities that may have received Hazardous Materials generated by Buyer.

     6.22 Absence of Undisclosed Liabilities. Except as set forth in the 1995 Form 10-Q, Buyer has no liabilities or obligations, either direct or indirect, matured or unmatured or absolute, contingent or otherwise. For purposes of this Agreement, the term "liabilities" shall include, without limitation, any direct or indirect indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, fixed or unfixed, known or unknown, asserted or unasserted, choate or inchoate, liquidated or unliquidated, secured or unsecured.
     As used in Section 6 hereof, the term "to the best knowledge of Buyer" shall mean the actual knowledge of James Leonard.
7.   Further Covenants and Agreements of the Parties.
     7.1 Expenses. Buyer and the Sellers shall bear their own respective expenses incurred in connection with this Agreement and in connection with all obligations required to be performed by each of them under this Agreement.
     7.2 Transfer Taxes. The Company shall pay any state or local sales or like taxes (including all stock transfer taxes required to be paid arising out of the transactions contemplated pursuant to this Agreement payable in connection with the transactions contemplated pursuant to this Agreement.
     7.3 Section 368(a)(1)(B) Election. The parties agree that each of them will take all requisite action and execute and deliver any document to any person in order to cause the Acquisition to be treated as a tax-free exchange of stock under Section 368(a)(1)(B) of the Internal Revenue Code.

     7.4 Change of Name of Buyer. Buyer shall have taken all necessary corporate action to cause the name of Buyer to be changed from "Business Data Group, Inc." to "Roadrunner Video Enterprises, Inc." as of the Closing Date and shall simultaneously with the Closing, or as soon thereafter as possible, make the requisite filings with the Secretary of the State of Delaware.
     7.5 Further Assurances. At any time and from time to time after the Closing Date, each party hereto shall, without further consideration, execute and deliver to the others such other instruments of transfer and assumption, and shall take such other action as any of the others may reasonably request to carry out the transactions contemplated by this Agreement.
8.   Conditions to Closing.
     8.1 Conditions Precedent to the Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement is subject to the fulfillment, prior to or at the Closing, of each of the following conditions (any or all of which may be waived by Buyer):
       (a) All representations and warranties of the Sellers to Buyer set forth in Section 4 hereof, and of the Company set forth in Section 5 hereof shall be true and correct at and as of the date hereof and the Closing Date, with such exceptions as do not in the aggregate have a material adverse effect on the Business, or the ability of the Sellers to consummate the transactions contemplated hereby;
       (b) The Sellers shall have performed, and complied in all material respects with, all obligations and covenants required by this Agreement to be performed or complied with by them prior to or at the Closing;

       (c) There shall not be in effect any injunction or restraining order issued by a court of competent jurisdiction against the consummation of the sale and transfer of the Shares pursuant to this Agreement;
       (d) Buyer shall have received satisfactory evidence and/or assurances that the Company has received consents and approvals to the consummation of the transactions contemplated hereby from such of the entities, identified on
Schedule 5.3 annexed hereto, as are stated therein to be required to grant consent to Buyer as a condition of Closing; and
      (e) Buyer shall have received all the documents referred to in Sections
9.1 and 9.3.
     8.2 Conditions Precedent to the Obligations of the Sellers. The obligation of the Sellers to consummate the transactions contemplated by this Agreement is subject to the fulfillment, prior to or at the Closing, of each of the following conditions (any or all of which may be waived by Terry W. Schneider as the Sellers' representative):
       (a) All representations and warranties of Buyer to the Sellers shall be true and correct at and as of date hereof and the Closing Date, with such exceptions as do not in the aggregate have a material adverse effect on Buyer, or Buyer's ability to perform its obligations under this Agreement;
       (b) Buyer shall have performed, and complied in all material respects with, all obligations and covenants required by this Agreement to be performed or complied with by it prior to or at the Closing;
       (c) Sellers shall have been furnished with both the resignations of the officers and directors of Buyer (as are requested by the Company prior to the Closing) and evidence of the appointment of the new officers and directors of Buyer as are requested by the Company (and which are those set forth on Schedule 8.2(d) annexed hereto), which appointments shall be effective as of the Closing Date;
       (d) There shall not be in effect any injunction or restraining order issued by a court of competent jurisdiction against the consummation of the transactions contemplated by this Agreement; and
       (e) The Sellers shall have received all the documents referred to in
Section 9.2.
9.    Documents to be Delivered at the Closing.
      9.1 Documents to be Delivered by the Company to Buyer. At the Closing, the Company shall deliver to Buyer the following:
       (a) a copy of resolutions adopted by the Board of Directors of the Company authorizing the execution, delivery and performance of this Agreement by the Company, and a certificate of the secretary or assistant secretary of the Company, dated the Closing Date, stating that such resolutions were duly adopted and are in full force and effect at such date and setting forth the incumbency of each person executing this Agreement or any document required by this Section 9.1 on behalf of the Company; and
       (b) copies of all consents, approvals and waivers required as a condition precedent to the Closing as set forth on Schedule 5.3 hereof.
     9.2 Documents to be Delivered by Buyer to the Sellers. At the Closing, Buyer shall deliver to the Sellers the following:

       (a) a copy of resolutions adopted by the Board of Directors of Buyer authorizing the execution, delivery and performance of this Agreement by Buyer, and a certificate of the secretary or assistant secretary of Buyer, dated the Closing Date, stating that such resolutions were duly adopted and are in full force and effect at such date, and setting forth the incumbency of each person executing this Agreement, or any document required by this Section 9.2 on behalf of Buyer; and
       (b) share certificates representing the BDG Shares each of which shall bear the legend set forth in Section 2.2(b) hereof.
     9.3 Documents to be Delivered by the Sellers to Buyer. At the Closing, the Sellers shall deliver to Buyer the following:
       (a) certificates evidencing the Shares to be sold and transferred to Buyer, including stock powers duly executed transferring the Shares to Buyer or its nominee;
       (b) a copy of resolutions adopted by the Board of Directors of any Seller, which is a corporation, authorizing the execution, delivery and performance of this Agreement by such Seller, and a certificate of the secretary or assistant secretary of the Company, dated the Closing Date, stating that such resolutions were duly adopted and are in full force and effect at such date and setting forth the incumbency of each person executing this Agreement or any document required by this Section 9.1 on behalf of such Seller; and
       (c) Certificates dated not more than five business days prior to the Closing Date, from the appropriate authorities of the jurisdiction in which any Seller, which is a corporation, is incorporated and each jurisdiction where the conduct of such Seller's business activities or the ownership of its properties necessitates qualification, as to its existence and good standing and/or due qualification and as to full payment of any and all franchise and similar taxes due.
10.  Survival of Representations and Related Matters.
     10.1 Survival. The representations and warranties of the Sellers, on the one hand, and Buyer, on the other, contained in this Agreement shall survive the Closing. Except as specifically set forth in this Agreement and the agreements and documents specifically referred to herein, there are no representations or warranties, express or implied, made by any party in connection with the transactions contemplated by this Agreement.
     10.2 Time and Manner of Claims. The Sellers, on the one hand, and Buyer, on the other, shall be liable for damages arising from their respective misrepresentations or breaches of their respective warranties only to the extent that notice of a claim therefor is asserted by the other in writing and delivered prior to the expiration of 12 months from the Closing Date. Any notice of a claim by reason of any of the representations and warranties contained in this Agreement shall state specifically the representation or warranty with respect to which the claim is made, the facts giving rise to an alleged basis for the claim, and the amount of liability asserted against the other party by reason of the claim.
11.  Indemnification and Related Matters.
     11.1 Indemnifications by the Sellers. Each Seller, severally but not jointly, shall indemnify Buyer and hold it harmless against and in respect of any and all damages, losses, liabilities, costs and expenses resulting from any misrepresentation or breach of any warranty by such Seller set forth in Section 4 hereof or the nonfulfillment of any covenant or agreement on the part of such Seller under this Agreement.

     11.2 Indemnification by Buyer. Buyer shall indemnify the Sellers and hold each of them harmless against and in respect of any and all damages, losses, liabilities, costs and expenses resulting from any misrepresentation or breach of any warranty set forth in Section 6 hereof or the nonfulfillment of any covenant or agreement on the part of Buyer under this Agreement.
     11.3 Limitation on Indemnity. In calculating the damages to any Indemnitee for any misrepresentation or breach, the Indemnitor shall receive credit for any tax benefit received, or to be received, and any increase in assets of the Indemnitee as a result of the facts giving rise to the claim for damages, it being the intention and understanding of the parties that the Indemnitee should not be in a better position, after taking into account the tax effects both of the breach and the provision for payment of damages hereunder, than it would have been in the absence of such a breach; and provided further that no amount shall be included as damages except for the Indemnitee's actual out-of-pocket costs and expenses, and that the Indemnitee shall not be entitled to punitive or consequential damages. Notwithstanding the foregoing, the indemnification provided in this Section 11 shall apply only to the extent that the aggregate amount of damages and losses to Buyer or the Sellers, as the case may be, from all such claims exceeds $10,000 and, in such event, the Sellers or Buyer, as the case may be, shall be required to pay only the amount which is in excess of the $10,000, and less than $50,000.
        11.4 Period of Indemnity. The aforesaid indemnities of the Sellers and Buyer are subject to the provisions of Section 10.2 hereof.

     11.5 Notice to the Indemnitor. Promptly after the assertion of any claim by a third party or occurrence of any event which may give rise to a claim for indemnification under this Section 11, an Indemnitee shall notify the Indemnitor in writing of such claim.
     11.6 Rights of Parties to Settle or Defend. If the Indemnitor determines not to contest such claim, the Indemnitee shall have the right, at its own expense, to contest and defend against such claim. If the Indemnitor determines to contest such claim, the Indemnitee shall have the right to be represented, at its own expense, by its own counsel and accountants, its participation to be subject to the reasonable direction of the Indemnitor. In either case, the Indemnitee shall make available to the Indemnitor and its attorneys and accountants, at all reasonable times during normal business hours, all books, records, and other documents in its possession relating to such claim. The party contesting any such claim shall be furnished all reasonable assistance in connection therewith by the other party. If the Indemnitor fails to undertake the defense of or settle or pay any such third party claim within 10 days after the Indemnitee has given written notice to the Indemnitor of such claim, then the Indemnitee may take any and all necessary action to dispose of such claim, including, without limitation, the settlement or full payment thereof upon such terms as it shall deem appropriate, in its sole discretion, subject to the following with respect to any proposed settlement thereof.
     11.7 Settlement Proposals. In the event the Indemnitee desires to settle any such third-party claim (whether or not contested by the Indemnitor), the Indemnitee shall advise the Indemnitor in writing of the amount it proposes to pay in settlement thereof (the "Proposed Settlement"). If such Proposed Settlement is unsatisfactory to the Indemnitor, it shall have the right, at its expense, to contest such claim by giving written notice of such election to the

Indemnitee within 10 days after the Indemnitor's receipt of the advice of the Proposed Settlement. If the Indemnitor does not deliver such written notice within 10 days after receipt of such advice, the Indemnitee may offer the Proposed Settlement to the third party making such claim. If the Proposed Settlement is not accepted by the party making such claim, any new Proposed Settlement figure which the Indemnitee may wish to present to the party making such claim shall first be presented to the Indemnitor who shall have the right, subject to the conditions hereinabove set forth in this Section, to contest such claim.
     11.8 Reimbursement. At the time the amount of any liability on the part of the Indemnitor under this Section 11 is determined (which in the case of payments to third persons shall be the earlier of (i) the date of such payments or (ii) the date that a court of competent jurisdiction shall enter a final judgment, order or decree (after exhaustion of appeal rights) establishing such liability), the Indemnitor shall forthwith, upon notice from the Indemnitee, pay to the Indemnitee, the amount of the indemnity claim.
12.   Miscellaneous.
     12.1 Entire Agreement. This Agreement, together with the agreements referred to herein, the Registration Rights Agreement, dated July 17, 1995 between Buyer and Mortco, Inc. ("Mortco"), the Assumption Agreement, dated July 17, 1995, among Buyer, the Company, Mortco, and Rentrak Corporation ("Rentrak"), and the Agreement dated July 17, 1995 among Buyer, Mortco, and Rentrak, contain, and are intended as, a complete statement of all of the terms of the arrangements between the parties with respect to the matters provided for, supersede any previous agreements and understandings between the parties with respect to those matters, and cannot be changed or terminated except by a writing executed by the parties hereto and thereto.
     12.2 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with the laws of the Commonwealth of Kentucky applicable to agreements made and to be fully performed in Kentucky.
     12.3 Headings. The section headings of this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement.
     12.4 Notices. All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be given personally, telegraphed, telexed, sent by facsimile transmission or sent by prepaid documented air courier or certified, registered or express mail, postage prepaid. Any such notice shall be deemed to have been given (a) when received, if delivered in person, telegraphed, telexed, sent by facsimile transmission and, in the case of facsimile, confirmed in writing within three business days thereafter, or sent by prepaid air courier or (b) there business days following the mailing thereof, it mailed by registered or certified first class mail, postage prepaid, return receipt requested, in any such case as follows (or to such other address or addresses as a party may have advised the other in the manner provided in this Section 12.4):

     If to any of the Sellers, to them in care of:

             Roadrunner Video Enterprises, Inc.
             819 South Floyd Street
             Louisville, Kentucky, 40203
             Attention: Mr. Terry W. Schneider
      with a copy to:

                Hirn, Doheny, Reed & Harper
                2000 Meidinger Tower
                Louisville, Kentucky 40202
                Attention: William G. Strench, Esq.

     If to Buyer, to it at:

                Business Data Group, Inc.
                151 East Main Street
                Ramsey, NJ 07446
                Attention:  Mr. James J. Leonard

     with a copy to:

                Squadron, Ellenoff, Plesent,
                Sheinfeld & Sorkin, LLP
                551 Fifth Avenue
                New York, New York 10176
                Attention:  Stuart Stein, Esq./Arthur D. Stout, Esq.

     12.5 Separability. If any provision of this Agreement is held to be invalid or unenforceable, the balance of this Agreement shall remain in effect.
     12.6 Waiver. Any party may waive compliance by another with any of the provisions of this Agreement. No waiver of any provision hereof shall be construed as a waiver of any other provision. Any waiver must be in writing.
     12.7 Publicity. Prior to the Closing Date, neither Buyer on the one hand, nor the Company nor the Sellers on the other hand, shall issue any press release or public announcement of any kind concerning the transactions contemplated by this Agreement without the prior written consent of the other unless such disclosure is required to be made by law or by the rules of any stock exchange or quotation system on which BDG Common Stock may be listed or quoted. The Sellers and Buyer shall cooperate to prepare a joint press release (or, subject to prior review and approval by the Sellers and Buyer, individual press releases) to be issued at the Closing.
     12.8 Assignment and Binding Effect. None of the parties hereto may assign any of its rights or delegate any of its duties under this Agreement without the prior written consent of the others, and any assignment in violation of this Section 12.8 shall be null and void. All of the terms and provisions of this Agreement shall be binding on, and shall inure to the benefit of, the respective successors and permitted assigns of the parties.
     12.9 No Benefit to Others. The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the parties hereto and their respective successors and permitted assigns and they shall not be construed as conferring and are not intended to confer any rights on any other persons.
     12.10 Schedules and Exhibits. All Schedules and Exhibits referred to herein are intended to be and hereby are specifically made a part of this Agreement. Any matter disclosed on any Schedule annexed hereto shall be deemed to have been disclosed on all other Schedules annexed hereto. All references herein to Sections, subsections, clauses, Exhibits and Schedules shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. To the extent that the Schedules annexed hereto contain information not specifically required to be set forth in such Schedules, the parties hereto acknowledge that the representations and warranties made herein shall not be deemed to pertain thereto and that such additional information is solely provided as a convenience to the parties, with no liability with respect thereto on the part of the party making the representation and providing the information.

     12.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and each party thereto may become a party hereto by executing a counterpart hereof. This Agreement and any counterpart so executed shall be deemed to be one and the same instrument. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.
     IN WITNESS WHEREOF, the undersigned have executed this Stock Exchange Agreement as of the date first above written.

                                  BUSINESS DATA GROUP, INC.


                                  By: /s/  James J. Leonard
                                      ------------------------------------
                                      Name: James J. Leonard
                                      Title: Authorized Signator

                                  ROADRUNNER VIDEO ENTERPRISES, INC.


                                  By: /s/  Terry W. Schneider
                                      --------------------------------------
                                      Name: Terry W. Schneider
                                      Title: President



                                  /s/  Terry W. Schneider
                                  ------------------------------------------
                                  TERRY W. SCHNEIDER


                                  /s/  Kenneth Stilger
                                  ------------------------------------------
                                  KENNETH STILGER


                                  /s/  Tommy Hower
                                  ------------------------------------------
                                  TOMMY HOWER

                                  MORTCO, INC.


                                  By: /s/  Ron Berger
                                      -------------------------------
                                      Name: Ron Berger
                                      Title: President

                                   EXHIBIT A


Sellers                                       Number of Shares in the
- -------                                       Company to be Exchanged
                                              -----------------------
Terry W. Schneider                                     900.0
Kenneth Stilger                                        505.0
Mortco, Inc.
(A Rentrak Subsidiary)                                 105.0
Tommy Hower                                             10.6

                                  Schedule 2.2



Sellers                                          BDG Shares
- -------                                          ----------
Terry W. Schneider                               5,445,219
Kenneth Stilger                                  3,055,373
Mortco, Inc.
(A Rentrak Subsidiary)                             635,276
Tommy Hower                                         64,132

                                  SCHEDULE 5.1

The Company is duly qualified as a foreign corporation in Indiana, Maryland, New Jersey, Ohio and Virginia.

                                  SCHEDULE 5.3

Consents are required, and have been received from, Waxworks, PNC and Rentrak.

                                  SCHEDULE 5.4

The Company is indebted to PNC ($600,000), Waxworks (approximately $900,000), Rentrak (approximately $599,551, $330,000 and $27,000), Video Knights (approximately $750,000) and Studebaker Worthington ($13,500). These creditors have liens on virtually all of the Company's assets.

                                  SCHEDULE 5.5

The Company has delivered a preliminary draft of the December 31, 1994 Financial Statements.

                                  SCHEDULE 5.6

a) The Company has operated at a loss during the first six months of 1995, estimated to be approximately $500,000. These losses have decreased the Company's equity and cash flow. An unaudited first quarter of 1995 has been provided to Buyer. Projections of 1995 operations have also been provided to Buyer.

b) Reference is made to Footnote 8.b to the December 31, 1994 Financial Statements.

c) Reference is made to the debt modifications of Waxworks, Rentrak and Video Knights. These modifications are discussed in the footnotes to the financial statements.

d) The Company has discussed selling parts of the Video Knights operations although no formal agreement has been signed.

e)   None.

f) In April 1995, the Company hired D. Ross Davison as Chief Financial Officer. Mr. Davison resigned from the Company as of July 3, 1995 but will continue to serve as a consultant for six weeks.

     In April 1995, the Company entered into an agreement to sell used videotapes in a large grocery chain. The Company has an informal agreement with the grocery chain to pay a commission during the initial phases of the new relationship.

g) Based on the operating deficiencies through 1995, the Company has strained relationships with many of its vendors and lessors. Buyer is aware of the current relationships with the Company's vendors and lessors.

     The Company has accepted D. Ross Davison's resignation of employment as Chief Financial Officer effective July 3, 1995.

h)   None.

i)   None.

j) All of the Company's leases have been paid late at certain times. As of June 29, 1995, the Company is current on all rent due. Two video stores have outstanding CAM and real estate taxes due.

k) Reference is made to Footnote 11.d to the December 31, 1994 Financial Statements.

l)   None.

m)   None.

n)   None.

o)   None.

p)   Reference is made to the discussion in note j above.

                                  SCHEDULE 5.8

All of the Company's leases have been paid late at certain times. However, as of July 15, 1995, all leases are current on rent due.

                                  SCHEDULE 5.9


a)   None.

b) The Company has an employment agreement with Wayne J. Jung and D. Ross Davison. Mr. Davison has resigned effective as of July 3, 1995.

c)   None.

                                 SCHEDULE 5.10

Reference is made to Footnote 8.b to the December 31, 1994 Financial Statements. The Company is also party to a Sensormatic lawsuit, which has been reserved for on the financial statements, and a lawsuit with Homer E. Quick.

                                 SCHEDULE 5.11


None.

                                 SCHEDULE 5.12

a)   None.

b) The Company may not have filed certain past year's tangible property tax returns. The Company has reserved an amount as of 12/31/94 on the financial statements.

                                 SCHEDULE 5.13

Reference is made to Exhibit A concerning the capitalization of the Company.

                                 SCHEDULE 5.14

a) Property located on 4316 Cane Run Road.

b) Property located at 819 South Floyd Street, Louisville, Kentucky.

                                 SCHEDULE 5.15

None.